                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                         INTERNATIONAL NETWORK SERVICES
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                                (NAME OF ISSUER)


                                  COMMON STOCK
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                         (TITLE OF CLASS OF SECURITIES)


                                     4600531
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                                 (CUSIP NUMBER)


CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT / / (A FEE IS NOT REQUIRED IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13d-7).

                        (CONTINUED ON FOLLOWING PAGE(S))

                               (Page 1 of 5 Pages)

CUSIP NO.  4600531                     13G                     Page 2 of 5 Pages

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    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      CISCO SYSTEMS, INC.
                      77-0059951
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    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / / (b) / /
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    3        SEC USE ONLY

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    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      CALIFORNIA
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                                      5       SOLE VOTING POWER
           NUMBER                                      2,581,612
             OF                 ------------------------------------------------
           SHARES                     6       SHARED VOTING POWER
        BENEFICIALLY                                   0
          OWNED BY              ------------------------------------------------
          REPORTING                   7       SOLE DISPOSITIVE POWER
           PERSON                                      2,581,612
            WITH                ------------------------------------------------
                                      8       SHARED DISPOSITIVE POWER
                                                       0
--------------------------------------------------------------------------------
    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                      2,581,612
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    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           / /
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      8.3%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*
                      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 5 Pages

ITEM 1(a)           NAME OF ISSUER:

                    International Network Services

ITEM 1(b)           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    1213 Innsbruck Drive
                    Sunnyvale, CA  94089

ITEM 2(a)           NAME OF PERSON FILING:

                    Cisco Systems, Inc.

ITEM 2(b)           ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    255 W. Tasman Drive
                    San Jose, CA  95134

ITEM 2(c)           CITIZENSHIP:

                    California


ITEM 2(d)           TITLE OF CLASS OF SECURITIES:

                    Common Stock

ITEM 2(e)           CUSIP NUMBER:

                    17275R1

                                                               Page 4 of 5 Pages

ITEM 3.             IF THIS STATEMENT IS FILED PURSUANT TO RULES
                    13D-1(b) OR 13D-2(b), CHECK WHETHER THE PERSON FILING
                    IS A:

                    Not Applicable


ITEM 4.             OWNERSHIP.

                    See Rows 5 through 11 of Cover Page.

ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    Not Applicable

ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.

                    Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                    Not Applicable

ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not Applicable


ITEM 9.             NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable

ITEM 10.            CERTIFICATION.

                    Not Applicable

                                                               Page 5 of 5 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1997



By:       /s/ LARRY R. CARTER
          -----------------------------------
          Name:   Larry R. Carter
                  ---------------------------
          Title:  Chief Financial Officer
                  ---------------------------